Exhibit 99.1

Carter Validus Mission Critical REIT Acquires

$5,300,000 Data Center

(Tampa, FL) (March 15, 2012). Carter Validus Mission Critical REIT, Inc. announced today that it has acquired the Northwoods Data Center, located in Norcross, Georgia, for a purchase price of $5,300,000, plus closing costs. The property is located about 20 miles from downtown Atlanta and has approximately 33,000 square feet.

The Northwoods Data Center is 100% leased through 2025 to a co-location tenant that operates in ten separate markets and runs a total of twenty one data centers. Due to growing demand for virtualization, managed hosting and cloud based services, this tenant has commenced on its third upgrade to the property, which includes increasing power capacity, significantly expanding the raised floor area and updating heating, ventilation and air conditioning units.

“We believe this property is well located within the greater Atlanta area,” says John Carter, CEO of Carter Validus Mission Critical REIT, Inc. “Given its desirable location and well-established, long-term tenant, the Northwoods Data Center is a great addition to our growing portfolio of mission critical real estate.”

Carter Validus Mission Critical REIT, Inc., which intends to qualify as a real estate investment trust, intends to acquire mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT, Inc. will focus its acquisitions of mission critical assets in the data center and healthcare sectors.

Media Contact:

John Carter

CEO – Carter Validus Mission Critical REIT, Inc.

813-387-1700

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the company’s expectations.